EXHIBIT 2

March 29, 1996


Bank One, Texas, NA, Trust Department
San Juan Basin Royalty Trust
P. O. Box 2604
Fort Worth, Texas 76113

Attention:     Lee Ann Anderson, Vice
               President and Trust Officer

     Re:  Late Filing of 1995 Annual Report and Form 10-K

Gentlemen:

Please be advised Deloitte & Touche LLP, Independent Auditors for the San Juan Basin Royalty Trust (the "Trust"), has been unable to complete its audit for use in connection with the Trust's Securities and Exchange Commission Form 10-K for the year ended December 31, 1995 and for its Annual Report for the year ended December 31, 1995. Such audit is incomplete due to the fact that the estimates of Proved Reserves of the Trust as of December 31, 1995 have not been received from the firm of Cawley, Gillespie & Associates, Inc., the oil and gas consultants retained by the Trust to prepare such estimates.

Accordingly, Deloitte & Touche LLP cannot provide the Independent Auditors' Report or complete its other audit work in connection with the preparation and filing of the Trust's Form 10-K and Annual Report for the year ended December 31, 1995. Substantially all field work for the audit has been completed; therefore, the completion of the estimates of Proved Reserves of the Trust as of December 31, 1995 will thereafter enable us to render our report.

Deloitte & Touche LLP acknowledges its understanding that this letter is to be utilized as an exhibit to the Form 12b-25 Notification of Late Filing to be filed with the Securities and Exchange Commission and with the New York Stock Exchange in accordance with Rule 12b-25 of the Securities Exchange Act of 1934. Deloitte & Touche LLP consents to the use of this letter as an exhibit to such Form 12b-25.

Very truly yours,

/s/  Deloitte & Touche LLP

DELOITTE & TOUCHE LLP